AGREEMENT

This Agreement is entered into as of the 30th day of April, 2014, by and among Star Scientific, Inc., with its principal place of business at 4470 Cox Road, Glen Allen, Virginia 23060 and Robert E. Pokusa, Esquire, 5322 Neville Court, Alexandria, VA 22310.

INTRODUCTION

WHEREAS, Robert E. Pokusa, Esquire (“Employee”) has been employed by Star Scientific, Inc. (“Company”) as General Counsel and Secretary of the Company since March 2001, pursuant to an Executive Employment Agreement (“Executive Employment Agreement”) that is continuing on a month to month basis according to its terms; and

WHEREAS, the Company wishes to provide Employee with certain assurances inasmuch as the Employee’s position with the Company is to be terminated by the Company on a basis other than for cause as part of the Company’s transition of its business operations.

NOW THEREFORE, in consideration of the premises, covenants and undertaking set forth herein the Parties set forth their agreement with respect to the severance and other benefits to which the Parties have mutually agreed will apply with respect to the termination of employment as noted above.

NOW THEREFORE, in consideration of the premises, covenants and undertaking set forth herein the Parties set forth their agreement with respect to the anticipated severance and other benefits which the Parties have mutually agreed will apply with respect to the termination of employment as noted above.

1. Employee’s Executive Employment Agreement will continue pursuant to its term until April 30, 2014, at which point Employee’s status as an employee will be terminated. Employee will not be required to continue to provide services under his Executive Employment Agreement between the date of this Agreement and the date of the expiration of his Executive Employment Agreement (Separation Date).

2. On or within 14 days of the Separation Date the Company shall pay Employee the amount of unreimbursed expenses incurred by Employee and submitted to Company for reimbursement. As of the Separation Date, Employee is entitled to payment for fifty (50) days of accrued but unused vacation pay, totaling $74,038.00. This amount (less required deductions for taxes) shall be paid by the Company to Employee in equal installments over the next four (4) pay periods following the Termination Date. Employee acknowledges that he was not required to sign this Agreement, including the incorporated General Release and Waiver, in order to receive payment of the same. In addition, The Company will pay to Employee eighteen (18) months of salary continuation payments. The salary continuation payments will be calculated based on Employee’s yearly base compensation of $385,000 per year (i.e. 1/12 of the yearly base compensation per month) and will be paid as set forth in Section 3 below.

3. During the first six months following the Termination Date, the salary continuation payments will be paid in cash in accordance with the Company’s customary payroll practices. Thereafter, the salary continuation payments will be paid in four quarterly grants of fully registered and freely tradable shares of the Company’s common stock issued under the Company’s 2008 Incentive Award Plan (“Plan”), to the extent such shares are available for issuance under the Plan, as set forth in and subject to the terms and conditions set forth in Appendix “A”.

4. Employee’s medical, dental and Company life insurance benefit coverage’s that are in place on April 17, 2014 also will continue in effect for the eighteen month period following the Separation Date, unless benefit eligibility requirements cease to be maintained during the severance period. Subsequent to the expiration of the eighteen month period following the Separation Date (during which Employee is covered under the Company’s medical and dental coverages), Employee shall, if permitted, shall be eligible to elect to continue his participation in the Company’s medical and dental plan through the provisions of the Consolidated Omnibus Reconciliation Act (“COBRA”), at Employee’s sole expense. Employee will continue to be charged the applicable employee contribution portion for any such insurance coverage’s as well as any supplemental coverage, such as AFLAC, and those costs along with applicable taxes and other required withholdings will be deducted from Employee’s periodic severance payments. Company shall withhold from these payments any applicable Federal and State income taxes and the applicable employee contribution portion for medical, dental and Company life insurance or other benefit coverage's in place on April 17, 2014, which coverage the Company agrees to continue in force for Employee for the eighteen month period following the Separation Date.

5. Further, as authorized by the Company’s 2000 Equity Incentive Plan or 2008 Incentive Award Plan, the Compensation Committee of the Board of Directors has approved, and the Company hereby exercises its discretion to extend the period during which Employee may exercise Stock Options grants issued to Employee for a period which is the lesser of three years from the Separation Date (the “Extended period of Exercisability”) or the expiration date of any particular Stock Option that would terminate earlier than the Extended Period of Exercisability, as reflected in the agreement attached hereto as Appendix “B”. The Extended Period of Exercisability shall become effective on the date following Employees termination of employment on which Employee shall have delivered the executed version of the Release to the Company and shall not have terminated the Release within the period permitted after execution.

6. Company and its Officers and Directors know of no improper action or conduct by Mr. Pokusa at any time during his employment with Star Scientific, Inc.

7. Company agrees to indemnify Employee to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware and Article Tenth of the Company’s Ninth Amended and Restated Certificate of Incorporation with respect to claims made based upon acts or omissions by Employee or others during his employment by Company. Company agrees that its obligation to indemnify Employee in accordance with said Article Tenth and this Agreement shall not be diminished by any subsequent amendment or rescission of said Article Tenth, and shall continue in full force and effect after this Agreement terminates in whole or in part for any reason. The obligation to indemnify shall apply in any suit or proceeding in which Employee is called as a witness or is required to answer questions or respond to interrogatories whether or not Employee is a named defendant. Employee’s right to indemnification includes reasonable reimbursement for lost salary and expenses incurred in connection with Employee’s participation in the type of matters described above. Subject to the right to indemnification, Employee agrees to reasonably cooperate with Company with respect to any current or future litigation and regulatory matters and to assist the Company in defending against any such litigation and in responding to any regulatory matters.

8. The consideration referenced in Sections 2 through 5 is contingent on and subject to Employee delivering and not revoking an executed form of the Release attached hereto as Appendix “C”, which will extinguish, among other things, any obligation for the Company to otherwise pay Employee severance under any prior agreement or understanding.

9. In consideration for the grants and other benefits provided in Sections 2 through 5, Employee agrees as follows:

(1)	To keep all trade secrets and commercially sensitive information (“Confidential Information”), confidential in accordance with the terms and conditions of Section 6 of Employee’s Executive Employment Agreement and to comply with the other provision contained in Section 6 of his Executive Employment Agreement.

(2)	During and after termination of employment, Employee agrees not to make any disparaging comment or statement about the Company, whether or not true, including any statements that could adversely affect the conduct of the business of the Company, its plans, proposals or it reputation.

(3)	To comply with the restrictions on competition set forth in Section 5 of Employee’s Executive Employment Agreement prior to and following the termination of his employment.

10. This Agreement and the terms of Employee’s Executive Employment Agreement, to the extent it governs Employee’s conduct following termination of employment, contain the entire and only agreement between the Parties with respect to Employee’s termination as an employee of Company and any oral or written representations or assurances regarding Employee’s termination as an employee of Company other than those contained or referenced in this Agreement shall have no force and effect. This Agreement may only be modified by a written agreement signed by both Parties.

11. This Agreement shall be construed in accordance with the laws of Virginia without regard to its conflict of law principles.

In witness whereof the Parties hereto executed this Agreement as of the date first written above.

STAR SCIENTIFIC, INC.
/s/ Michael J. Mullan	/s/ Robert E. Pokusa
Michael J. Mullan MBBS (M.D.), Ph.D	Robert E. Pokusa
Chairman and CEO

Appendix A

STOCK GRANT TERMS

The stock grants (“Stock Grants”) shall be made pursuant to Section 8.4 of the Company’s 2008 Incentive Award Plan (“Plan”) and shall be subject to the terms set forth in this Appendix “A” and the Plan. Capitalized terms that are used but not defined in the Agreement or in this Appendix “A” shall have the meaning ascribed to them in the Plan.

1.	Payment, Grant and Vesting Schedules.

(a)	The Company shall pay the Stock Grants in four (4) quarterly installments (each a “Quarterly Severance Payment”) as set forth below:

(i)	The Quarterly Severance Payments shall be paid to Employee as grants of shares of common stock of the Company on November 1, 2014, February 1, 2015, May 1, 2015 and August 1, 2015. Each of the quarterly Stock Grants shall vest on the applicable grant date. The amount of shares of common stock to be issued as a Quarterly Severance Payment shall be determined by dividing 3/12s of Employees yearly base compensation by the closing bid price of the common stock of the Company on the NASDAQ Stock Market (“NASDAQ”) on the business day immediately preceding the applicable grant date for each Stock Grant.

(b)	Notwithstanding the foregoing, no Stock Grant (or portion thereof) shall be effective with respect to shares of the common stock of the Company that, as of the applicable grant data, would exceed the limitations set forth in the Plan concerning (i) the aggregate number of shares of common stock of the Company that may be awarded to all persons under the Plan at the time of the Quarterly Severance Payment or (ii) the aggregate number of shares of common stock of the Company that may be awarded to any person under the Plan in one (1) calendar year at the time of the Quarterly Severance Payment (together the “Plan Limitations”. In the event that the Company is unable to grant all of or a portion of any Quarterly Severance Payment due to Plan Limitations, the Company shall make the Quarterly Severance Payment with respect to all shares of common stock of the Company that are not subject to the Plan Limitations, if any, in shares of common stock and make the remaining portion of the Quarterly Severance Payment in a cash payment in immediately available funds in an amount equal to the sum of the number of shares of common stock of the Company subject to the Plan Limitations multiplied by the closing bid price of the common stock of the Company on the NASDAQ Stock Market (“NASDAQ”) on the business day immediate preceding the applicable grant date, such cash payment to be made within ten (10) business days of the applicable grant date.

2.	Restrictions. Subject to any exceptions set forth in the Agreement or the Plan, during the period prior to grant and vesting, neither the Stock nor the rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Executive. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Stock or the rights relating thereto during the period prior to grant and vesting shall be wholly ineffective.

3.	Rights as Shareholder; Dividends. After grant and vesting, Employee shall be the record owner of the number of shares of common stock issued on the grant and vesting date until such shares of common stock are sold or otherwise disposed of, and Employee shall be entitled to all of the rights of a shareholder of the Company with respect to such shares including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. The Company may issue stock certificates or evidence of Employee’s interest by using a book entry account with the Company’s transfer agent.

4.	No Right to Continued Service. Neither the Plan nor the Agreement shall confer upon Employee any right to be retained in any position, as an employee, consultant, agent, representative or director of the Company.

5.	Adjustments. If any change is made to the outstanding common stock of the Company or the capital structure of the Company, if required, the shares of Stock shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

6.	Tax Liability and Withholding. Employee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Employee pursuant to the Plan, the amount of any required withholding taxes in respect of the Stock and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. The Compensation Committee may permit Employee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)	tendering a cash payment.

(b)	authorizing Employee to sell a sufficient number of shares from any award of stock to satisfy Employee’s tax obligations and to remit such funds to Company promptly after such sale.

(c)	By such other means as approved by the Compensation Committee in its sole discretion.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Employee’s responsibility and the Company makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the award or vesting of the Stock or the subsequent sale of any shares and does not commit to structure the Stock to reduce or eliminate Employee’s liability for Tax-Related Items.

7.	Compliance with Law. The issuance and transfer of shares of Stock shall be subject to compliance by Employee with all applicable requirements of federal and state securities laws and with all applicable requirements of the NASDAQ. No shares of Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Except with respect to the Plan, Employee understands that the Company is under no obligation to register the shares of common stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

8.	Legends. A legend may be placed on any certificate(s) or other document(s) delivered to Employee indicating restrictions on transferability of the shares of Stock pursuant to the Agreement or any other restrictions that the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or the NASDAQ.

9.	Stock Subject to Plan. The Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable term or provision of the Plan will govern. Employee acknowledges that the Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Stock in this Agreement does not create any contractual right or other right to receive any stock or other awards in the future.

10.	Acceptance. Employee hereby acknowledges receipt of a copy of the Plan and the Agreement. Employee has read and understands the terms and provisions thereof, and accepts the Stock award subject to all of the terms and conditions of the Plan and the Agreement. Employee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Stock or disposition of the underlying shares and that Employee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

11.	Successors and Assigns. This Appendix will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Appendix will be binding upon Employee and Employee’s beneficiaries, executors, administrators and the person(s) to whom the stock may be transferred by will or the laws of descent or distribution

Appendix “B”

AMENDMENT TO STOCK OPTION AWARD AGREEMENT(S)

Reference is made to certain Stock Option Award Agreement(s) (hereinafter the “Stock Option Agreement(s)”) dated: (i) May 6, 2008 for 225,000 Option Shares; and (ii) April 5, 2012 for 35,000 Option Shares entered into between Star Scientific, Inc. (the “Company”) and Robert E. Pokusa (the “Employee”).

As authorized pursuant to the Company’s 2000 Equity Award Plan and/or 2008 Incentive Award Plan, the Company is hereby exercising its discretion to extend the duration of the exercise period of the Stock Options issued under the Stock Option Agreement(s) for a period of three years from the date of this Agreement or until the expiration date of the Stock Option Agreement(s), if that period is less than the extended time period set forth immediately above (the “Extended Period of Exercisability”).

Except with respect to any transfer by operation of law in connection with the death of the Employee or as otherwise agreed to by the Board or a committee thereof, the Stock Options may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall the Stock Options be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Stock Options contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Stock Options, the Stock Options shall, at the election of the Company, become null and void.

The Stock Option Agreement(s) are hereby ratified and confirmed and the Parties acknowledge that they are in full force and effect, as provided herein and this instrument shall be deemed to be a part of such Stock Option Agreement(s). If this instrument is inconsistent with any provision of the Stock Option Agreement(s), this instrument shall control.

Executed as of this 30th day of April, 2014.

STAR SCIENTIFIC, INC.

By:	/s/ Michael J. Mullan
Michael J. Mullan, MBBS (M.D.), Ph.D Chairman and CEO

By:	/s/ Robert E. Pokusa
Robert E. Pokusa

 Appendix “C”

GENERAL RELEASE AND WAIVER OF CLAIMS

1. For and in consideration of the payments and other benefits due to Robert E. Pokusa, Esquire (the “Employee”) pursuant to the Agreement, dated as of April 30, 2014, (the “Severance Agreement”) by and between Star Scientific, Inc. (the “Company”) and the Employee, and for other good and valuable consideration, part or all of which consideration Employee is not otherwise entitled to receive, Employee irrevocably and unconditionally releases (gives up) any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), or arising out of or related to the Employee’s separation from employment with the Affiliated Entities, which the Employee currently has against the Released Parties, whether known or unknown to the Employee, by reason of facts which have occurred on or prior to the date that the Employee has signed this General Release and Waiver of Claims (“Release”), except for (a) any contractual or statutory rights to indemnification to which Employee would be entitled to by virtue of his employment by the Company or by virtue of the terms and conditions of the Agreement to which this document is attached as Appendix “C,” or (b) any of the claims identified in Paragraph 2. Subject to Paragraph 2, such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Employee’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law. As used herein, “Released Parties” means the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future.

2. This Release does not release any claims that the law does not permit Employee to release, including any future claims. This Release does not (a) limit or affect Employee’s right to challenge the validity of this Release under the ADEA or Older Workers Benefit Protection Act or (b) preclude Employee from filing an administrative charge or otherwise communicating with any federal, state or local government office, official or agency. Employee promises never to seek or accept any damages, remedies or other relief for Employee personally with respect to any claim released herein.

3. Employee has read this Release carefully and acknowledges that he has had a chance to review the listing of information regarding the Company’s restructuring attached hereto as Exhibit “1” and which has been provided to meet the requirements of the Older Workers Benefit Protection Act (“OWBPA”). Employee further acknowledges that Employee has been given at least forty-five (45) days after termination of employment to consider this Release and has been advised to consult with an attorney and any other advisors of the Employee’s choice prior to executing this Release, and the Employee fully understands that by signing below the Employee is voluntarily giving up any right which the Employee may have to sue or bring any of the claims released above against the Released Parties. The Employee also understands that the Employee has a period of seven (7) days after signing this Release within which to revoke this agreement, with a signed, written revocation delivered to Paul L. Perito, Esquire, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Employee pursuant to the Employment Agreement until seven (7) days have passed since the Employee’s signing of this Release without the Employee’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. However, notwithstanding the foregoing, the Company agrees to make payments to Employee through the date of termination, regardless of whether Employee executes this Release or revokes the Release within seven days thereafter. Finally, the Employee has not been forced or pressured in any manner whatsoever to sign this Release, and the Employee agrees to all of its terms voluntarily.

4. Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Employee under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Employee’s compensation or benefits are intended to continue or the Employee is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Employee’s termination; or (ii) rights to indemnification or liability insurance coverage the Employee may have under the by-laws of the Company or applicable law or the terms of the Agreement of which this Release is Appendix “C.”

If Employee does not timely revoke this Release as provided herein, it will become enforceable, final and binding on the eighth day after Employee signs it (regardless of whether Company has signed it yet). Thereafter, the Release may not be changed or modified except in a writing signed by both parties.

Date: 4/30/14	/s/ Robert E. Pokusa Robert E. Pokusa

Date:________________________	STAR SCIENTIFIC, INC. By: /s/ Michael J. Mullan________________ Michael J. Mullan, MBBS (M.D.), Ph.D Chairman and CEO

EXHIBIT “1”

	Job Title	Age	No. Selected	No. Not Selected
1	General Counsel	63	1	0
2
3
4
5